EXHIBIT 99.1

ATMI Confirms Review of Strategic Alternatives

DANBURY, Conn., Nov. 1, 2013 (GLOBE NEWSWIRE) -- ATMI, Inc. (Nasdaq:ATMI), a global technology company, confirmed today in response to media reports that it is exploring strategic alternatives for the Company and has retained Barclays Capital as its financial advisor. There can be no assurance that the exploration of strategic alternatives will result in the consummation of any transaction. The Company does not intend to comment further regarding this matter.

About ATMI

ATMI, Inc. is a global provider of specialty semiconductor materials, and safe, high-purity materials handling and delivery solutions designed to increase process efficiencies for the microelectronics, life sciences, and other industries. For more information, please visit http://www.atmi.com.

ATMI and the ATMI logo are trademarks or registered trademarks of Advanced Technology Materials, Inc., in the United States, other countries, or both.

CONTACT: Troy Dewar
         Director, Investor Relations and Corporate Communications
         203.207.9349
         tdewar@atmi.com